Exhibit 10.26
                              SEPARATION AGREEMENT


         WHEREAS, DANIEL J. CRONIN III and DIANON SYSTEMS, INC. ("Company") wish to end the employment relationship between them and wish to resolve any and all claims, disputes or causes of action that do or may exist between them;

         NOW THEREFORE, in consideration of the mutual covenants and other valuable considerations contained herein, the Company and DANIEL J. CRONIN III agree as follows:

         1. DANIEL J. CRONIN III resigns his full-time employment and his officer position with the Company effective as of December 6, 1996.

         2. The Company shall pay DANIEL J. CRONIN III separation pay, at his last rate of base salary subject to applicable deductions, for the period four months after his termination and for so much of the following two months as DANIEL J. CRONIN III has not obtained other employment (the "Separation Period"). This separation pay shall be paid in equal installments on regular payroll dates of the Company throughout the Separation Period.

         3. Throughout the Separation Period, the Company shall contribute to medical coverage for DANIEL J. CRONIN III and his dependents at the same rate it contributes for active employees, provided DANIEL J. CRONIN III and his family are eligible and elect continuation coverage.

         4. The Company shall pay DANIEL J. CRONIN III the bonus he would have received under the Company's 1996 Management Incentive Program had his employment continued through the date on which payments under said program are made. The Company commits that not less than 70% shall be used for DANIEL J. CRONIN's individual goals achievement in the calculation of said bonus under the program's formula. This payment will be made at the same time payments to other Management Incentive Program participants are made.

         5. The Company shall make a contribution to DANIEL J. CRONIN III's 401(k) plan account for the year 1996.

         6. The Company shall respond to inquiries about DANIEL J. CRONIN III by prospective employers by disclosing only his salary, date of employment and title.

         7. DANIEL J. CRONIN III acknowledges his continuing obligation not to use or divulge confidential Company documents and information to which he has had access in the course of his employment with the Company. DANIEL J. CRONIN III agrees that he shall return to the Company and retain no copies of, any Company information, documents and/or equipment in his possession at the time his employment with the Company terminates.

         8. DANIEL J. CRONIN III, agrees to make himself reasonably available to consult with the Company on Information Systems matters up to six days per month during the Separation Period. The Company agrees to reimburse DANIEL J. CRONIN III for any reasonable travel expenses he incurs in order to fulfill this obligation.

         9. DANIEL J. CRONIN III, on behalf of himself, his executors, administrators and assigns, hereby releases the Company, its affiliates, and their respective directors, officers, agents, employees, benefit plans, fiduciaries and administrators of such benefit plans and their successors and assigns (hereinafter "Released Company Parties") from any and all claims or causes of action of any kind arising on or before the date he signs this Agreement, other than vested rights under benefit plans, which DANIEL J. CRONIN III has, had or may have against any of them, whether or not now known arising from DANIEL J. CRONIN III's recruitment for employment with the Company, his employment or officer position with the Company, or the termination of his employment and officer position with the Company, including without limitation any claims under the Age Discrimination in Employment Act.

         10. DANIEL J. CRONIN III on behalf of himself, his heirs, executors, administrators and assigns, further agrees never directly or indirectly to commence or prosecute, or to permit or advise to be commenced or prosecuted, any action, proceeding, or charge against any Released Company Party, in any state or federal court, administrative agency or arbitral forum with respect to any matter whether or not now known, for any claim based upon any act, transaction, practice, conduct, or omission that occurred prior to the date he signs this Agreement, including but not limited to, rights under the Age Discrimination in Employment Act or any other federal, state, or local laws prohibiting age, race, sex, national origin, religion, or other forms of discrimination, claims for breach of contract or promissory estoppel or tort, and claims growing out of any legal restrictions on the Company's right to terminate its employees or officers which he now has, or claims to have, or which at any time heretofore had, or which at any time hereafter may have.

         11. The parties recognize and agree that this Agreement does not and shall not constitute an admission of liability or wrongdoing by any Released Company Party.

         12. The parties agree that, except as necessary to comply and to obtain compliance with this Agreement, or to comply with any federal, state, or local law, they will not disclose the terms of this Agreement.

         13. In the event DANIEL J. CRONIN III files a claim, lawsuit or complaint against any Released Company Party in any court or governmental agency with respect to the claims he has released under this Agreement, DANIEL J. CRONIN III shall be liable for all costs and expenses including legal fees, incurred by any Released Company Party in defense of that action.

         14. DANIEL J. CRONIN III represents that he has carefully read and completely understands this Agreement and that he has entered into this Agreement voluntarily after having had an opportunity to consult with his legal advisors.

         15. DANIEL J. CRONIN III acknowledges that the commitments, waivers and releases he gives in this Agreement are in exchange for valuable consideration to which he is not otherwise entitled, and which constitutes a full accord and satisfaction of any claims he may have against any Released Company Party.

         16. DANIEL J. CRONIN acknowledges that he has been given a reasonable time to review the waivers and releases contained in this Agreement prior to signing it.

         17. This Agreement constitutes the entire Agreement of the parties on the subject matter hereof and supersedes any and all prior agreements, understandings or commitments, oral or written.

         18. This Agreement shall be governed by applicable Federal law and the laws of the State of Connecticut.



                                    DANIEL J. CRONIN III


   12/24/96                             /s/Daniel J. Cronin III
-----------------                   ---------------------------------
Dated                               Signature

                                    DIANON SYSTEMS, INC.


    12/23/96                             /s/Kevin C. Johnson
-----------------                   ---------------------------------
Dated                               By:  Kevin C. Johnson, President